January 15, 2002


Securities and Exchange Commission
Washington, DC  20549


Dear Sirs:

We have read and agree with the comments in Item 4 of Form 8-K of Method Products Corp. (Commission File Number 000-31485) dated January 8, 2002, insofar as the comments relate to our firm, except for the following: with regard to the first paragraph, we are not in a position to agree or disagree with the statement that the change in accountants was approved by the Board of Directors and the audit committee of Method Products Corp.

Sincerely,


/s/ Ahearn, Jasco + Company, P.A.

AHEARN, JASCO + COMPANY, P.A.
Certified Public Accountants